Exhibit 1

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (the “Agreement”) is hereby entered into and effective as of November 2, 2007 (the “Effective Date”) by and between IntelGenx Corp. a Canadian corporation, having an address at 6425 Abrams, Ville Saint-Laurent, Quebec H4S 1X9 Canada (“IntelGenx”) on the one hand, and Cary Pharmaceuticals Inc., a Delaware corporation, with offices located at 9903 Windy Hollow Road, Great Falls, Virginia 22066 (“Cary”) on the other.

WHEREAS, IntelGenx is engaged, among other things, in the business of researching and developing pharmaceutical products;

WHEREAS, IntelGenx and Cary have entered into a letter of intent for a collaboration agreement dated February 20, 2007 (the “Prior Agreement”) for the development and manufacturing of certain generic products containing *****, as well as a Memorandum of Understanding dated August 22/23, 2007 relating to the creation of a joint venture (the “Memorandum of Understanding”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, IntelGenx wishes to license to the joint venture and the joint venture wishes to license from IntelGenx certain of IntelGenx’s proprietary technology for use in connection with the production, commercialization, sale and use of the Product.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“Act” means the United States Food, Drug and Cosmetic Act (21 U.S.C. 301, et seq.) and regulations promulgated thereunder, as each may be amended from time to time.

“Affiliate” means any Person (defined below) which directly or indirectly controls, is controlled by, or under common control with a Party.  For purposes of the foregoing definition, the term “control” (including with correlative meaning, the terms “controlling”, “controlled by”, and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise.

“Applicable Laws” means all applicable laws, rules and regulations that may apply to the development, manufacture, handling, storage, use, marketing or sale of the Product or the performance of either Party’s obligations under this Agreement including laws, rules and regulations governing the import, export, development, marketing, distribution and sale of the Product, to the extent applicable and relevant, and including all current Good Manufacturing Practices or current Good Clinical Practices or similar standards promulgated by the FDA and including U.S. export control laws and the U.S. Foreign Corrupt Practices Act.

* Material contained at this place in the document has been omitted pursuant to a request for confidential treatment and such material has been separately filed with the Securities and Exchange Commission.

“Cary Intellectual Property” means all of the following which relates to, underlies, embraces, or arises out of the Product or the active pharmaceutical ingredient used in the Product, to the extent owned or controlled by Cary (or otherwise to the extent Cary has rights therein, thereto or there under) whether existing on the Effective Date or developed, discovered or otherwise obtained or acquired thereafter:  (i) patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors’ certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re-examinations and extensions; (ii) all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, and protocols and information, regardless of whether any of the foregoing is patentable or not; (iii) copyrightable works, copyrights and applications, registrations and renewals; (iv) all other proprietary rights; and (v) copies and tangible embodiments of any one or more of the foregoing.

 “cGMP” means current good manufacturing practices of the FDA, as set forth in 21 C.F.R. Parts 210 and 211 and all other applicable rules and regulations thereunder, as amended from time to time.

“Commercial Launch” means, with respect to the Product, the first sale of such dosage strength of the Product to an unaffiliated third party for end use or consumption after the FDA has approved the NDA for such dosage strength of the Product.

“Confidential Information” means, with respect to a Party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public IntelGenx Intellectual Property (defined below), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such Party or such Party’s Affiliates to the other Party or its Affiliates and is marked, identified or otherwise acknowledged to be confidential at the time of disclosure to the other Party.  Notwithstanding the foregoing, Confidential Information of a Party shall not include information which the other Party can establish by competent evidence (a) to have been publicly known prior to disclosure of such information by the disclosing Party to the other Party, (b) to have become publicly known, without fault on the part of the other Party, subsequent to disclosure of such information by the disclosing Party to the other Party, (c) to have been received by the other Party free of an obligation of confidentiality at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of an obligation of confidentiality, or (d) to have been otherwise known by the other Party prior to disclosure of such information by the disclosing Party to the other Party.

“Cost of Goods” has the meaning set forth in Section 7.2.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“IntelGenx Development Expenses” has the meaning set forth in Section 3.4.

“IntelGenx Intellectual Property” means all of the following which relates to, underlies, embraces, or arises out of the Product or the active pharmaceutical ingredient used in the Product, to the extent owned or controlled by IntelGenx (or otherwise to the extent IntelGenx has rights therein, thereto or thereunder) whether existing on the Effective Date or developed, discovered or otherwise obtained or acquired thereafter:  (i) patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors’ certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re-examinations and extensions; (ii) all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, and protocols and information, regardless of whether any of the foregoing is patentable or not; (iii) copyrightable works, copyrights and applications, registrations and renewals; (iv) all other proprietary rights; and (v) copies and tangible embodiments of any one or more of the foregoing.

 “IntelGenx Percentage” means a portion of Net Revenues from the Product equal to 2.5% for each $100,000 of development expenses paid by IntelGenx in accordance with the Development Budget and in accordance with this Agreement, up to a maximum of $2,000,000, which amount will result in an IntelGenx Percentage equal to a maximum of fifty percent (50%).

“IntelGenx Technology” means all know-how, trade secrets, discoveries, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols, and information that is necessary or useful to the development, making, using, commercializing, marketing, promoting, distributing, importing, offering to sell, or selling the Product.  Issued U.S. patents and U.S. and PCT patent applications represented by IntelGenx to disclose, claim, or otherwise cover or embrace technology within the scope of IntelGenx Technology (as defined in the previous sentence) and existing on the date hereof are set forth in Exhibit ** hereto, and Exhibit ** will be amended as necessary during the term of this Agreement to include any additional issued U.S. patents and U.S. and PCT patent applications that disclose, claim, cover or otherwise embrace technology within the scope of IntelGenx Technology.

“Joint Inventions” has the meaning set forth in Section 9.2.

“Joint Patents” has the meaning set forth in Section 9.2.

“Joint Venture Purpose” means the joint efforts of the Parties to develop, make, use, commercialize, market, promote, distribute, offer or sell the Product as contemplated by this Agreement.

“NDA” means New Drug Application filed with the FDA.

“Net Revenues” means license fees, other up front payments, milestone payments, royalty payments, manufacturing royalties or product Net Sales, whether such amounts are received in the form of cash, securities or other property.

* Material contained at this place in the document has been omitted pursuant to a request for confidential treatment and such material has been separately filed with the Securities and Exchange Commission.

“Net Sales” means the gross amount invoiced to unrelated third parties by the Joint Venture or either Cary or IntelGenx for the Product in the Territory, less:  (a) trade and reasonable and customary cash discounts allowed; (b) refunds, rebates, chargebacks, retroactive price adjustments and any other allowances which effectively reduce the net selling price; (c) returns, credits and allowances; and (d) freight, taxes and insurance.

“Party” means Cary or IntelGenx, as applicable, and “Parties” means both of Cary and IntelGenx.

“Person” means an individual, corporation, partnership, limited liability company, firm, association, joint venture, estate, trust, governmental or administrative body or agency, or any other entity.

“Product” means tablets that contain *****

“Regulatory Approvals” shall mean any approvals, product and/or establishment licenses, registrations or authorizations, including without limitation approvals under NDAs which are necessary for the commercial manufacture, use, storage, importation, transport, promotion, pricing, marketing or sale of the Product in the Territory.

“Territory” means worldwide.

ARTICLE II

MANAGEMENT

SECTION 2.1.  Steering Committee

SECTION 2.1.1.  Promptly following the Effective Date, the Parties will establish a steering committee (the “Steering Committee”) for the purpose of coordinating all of the activities of the joint venture.  Such activities shall be performed subject to and in accordance with the terms and conditions set forth in this Agreement. The Steering Committee will have the authority to make strategic, tactical, financial and legal decisions relating to the development and commercialization of the Product. The Steering Committee shall consist of two (2) representatives from each Party.  All decisions and actions of the Steering Committee shall be approved by majority vote of the members thereof.  The Steering Committee shall not have the right to amend, modify, or waive compliance with any of the terms of this Agreement.

SECTION 2.1.2.  The Steering Committee shall meet at such times as the Parties reasonably request in writing.  Each Steering Committee meeting may be held by telephone, videoconference or in person upon prior notice to the Steering Committee members.  Each Party shall be solely responsible for all expenses of its respective Steering Committee members related to their participation on the Steering Committee and attendance at Steering Committee meetings.

SECTION 2.1.3.  The respective individual representatives of either Party to the Steering Committee may be removed and replaced from time to time at the discretion of such Party by sending written notice of such action to the other Party.  No member of the Steering Committee shall be personally liable to any Party by reason of the actions of such person in the conduct of the business of the Steering Committee.

* Material contained at this place in the document has been omitted pursuant to a request for confidential treatment and such material has been separately filed with the Securities and Exchange Commission.

ARTICLE III

DEVELOPMENT

SECTION 3.1.  Development Obligations of IntelGenx.  Subject to Section 2.1, IntelGenx shall be solely responsible for the development of the Product in accordance with the terms of this Agreement and subject to the direction of the Steering Committee and shall use its commercially reasonable efforts to complete such development work as soon as practicable after the Effective Date.  At its discretion, IntelGenx may engage third parties to perform certain parts of the development activities and shall notify Cary in writing about such engagement.  IntelGenx’s responsibilities shall include, without limitation, the following:

SECTION 3.1.1.  IntelGenx shall develop a formulation of the Product, following the development plan found in Schedule **, which, to the best of IntelGenx’s knowledge, does not infringe the patent or other intellectual property rights of any third party.

SECTION 3.1.2.  IntelGenx shall be responsible for maintaining materials, facilities and personnel necessary to conduct the development of the Product for the Territory whether through itself or its designated third parties.

SECTION 3.1.3.  IntelGenx shall supply the joint venture with Product in conformity with written specifications to be established under the direction of the Steering Committee.

SECTION 3.2.  Development Obligations of Cary.  Subject to Section 2.1 and IntelGenx’s completion of its obligations under Section 3.1, Cary will act as the applicant for the submission of the NDA and/or any other regulatory submissions.

SECTION 3.3.  Compliance.  Each of IntelGenx and Cary shall comply, and shall ensure compliance by its Affiliates and third party contractors, with all Applicable Laws in the performance of all activities associated with the development of the Product conducted by it or by its Affiliates or third parties at its direction.

SECTION 3.4.  Development Expenses.  IntelGenx shall be responsible for the first $2.0 million of documented actual development expenses in the categories set forth on Schedule ** (the “Development Budget”) incurred in performing the development tasks contemplated herein, including a $200,000 management fee to Cary, which fee will be paid according to Schedule **.    This management fee will be reimbursed to the joint venture upon the receipt of sufficient Net Revenues.  Development expenses exceeding $2.0 million will be shared equally by both Parties.  The Development Budget may be modified from time to time upon the mutual written agreement of IntelGenx and Cary, in which event, Schedule ** shall automatically be deemed to be modified in accordance with such agreement.

* Material contained at this place in the document has been omitted pursuant to a request for confidential treatment and such material has been separately filed with the Securities and Exchange Commission.

ARTICLE IV

REGULATORY APPROVALS

SECTION 4.1.  Ownership of Regulatory Approvals.  Under direction from the Steering Committee, Cary will act as the applicant for the submission of the NDA and/or any other regulatory submissions.  Pursuant to this Agreement and in order to carry out the Joint Venture Purpose, the Parties will be deemed to have joint ownership of the NDA.

SECTION 4.2.  Filing and Prosecution.  Subject to Section 4.3 and under the direction of the Steering Committee, Cary shall be responsible for the filing and prosecution and maintenance of all Regulatory Approvals in respect of the Product.  Costs and expenses, to the extent they exceed the amounts set forth in the Development Budget, are to be shared equally by the Parties.

SECTION 4.3.  Cooperation.  Subject to Article III and Sections 4.1 and 4.2, the Parties shall cooperate in good faith with respect to the prosecution of the NDAs and any other necessary Regulatory Approvals in respect of the Product.  To the extent either Party receives material written or oral communications from the FDA or any other regulatory authority relating to the Product, the Party receiving such communication shall notify the other Party and provide a copy of any written communication as soon as reasonably practicable but in all events within 72 hours of receipt from the FDA or such other regulatory authority.  Each Party agrees to provide the other Party with all information in its possession or control regarding the Product or the subject matter of this Agreement that is reasonably necessary for the other Party to comply with any applicable reporting requirements.  IntelGenx shall make its regulatory personnel reasonably available to consult with Cary regarding the prosecution of the NDAs or any other necessary Regulatory Approvals for the Product.

ARTICLE V

LICENSE; COMMERCIALIZATION

SECTION 5.1.  IntelGenx License Grant.  IntelGenx hereby grants to Cary, solely for the Joint Venture Purpose, an exclusive license under, in, and to the IntelGenx Intellectual Property and IntelGenx Technology to research, develop, make, have made, use, commercialize, market, promote, distribute, import, offer for sale and sell the Product in the Territory.  The foregoing license is exclusive in that IntelGenx may not (i) grant to any third party any license under, in, or to the IntelGenx Intellectual Property and IntelGenx Technology for any of the purposes described in the foregoing sentence, or (ii) use or permit any of its Affiliates to use the IntelGenx Intellectual Property and IntelGenx Technology for any of the purposes described in the foregoing sentence, other than as necessary to comply with its obligations under this Agreement. The foregoing license to Cary is limited to activities related to the Joint Venture Purpose as contemplated by this Agreement.

SECTION 5.2.  Cary License Grant.  Cary hereby grants to IntelGenx, solely for the Joint Venture Purpose, an exclusive license under, in, and to the Cary Intellectual Property to research, develop, make, have made, use, commercialize, market, promote, distribute, import, offer for sale and sell the Product in the Territory.  The foregoing license is exclusive in that Cary may not (i) grant to any third party any license under, in, or to the Cary Intellectual Property for any of the purposes described in the foregoing sentence, or (ii) use or permit any of its Affiliates to use the Cary Intellectual Property for any of the purposes described in the foregoing sentence, other than as necessary to comply with its obligations under this Agreement. The foregoing license to IntelGenx is limited to activities related to the Joint Venture Purpose as contemplated by this Agreement.

SECTION 5.3.    Sublicenses.  Subject to Section 6.1, the Parties, acting jointly through the Steering Committee, may grant sublicenses under the license rights granted under Section 5.1 or 5.2, in whole or in part, to any Affiliate or any third party.

SECTION 5.4.  Launch and Commercialization.  Decisions regarding the commercialization rights of the Product shall be the responsibility of the Steering Committee.

SECTION 5.5.  Recall.  The Parties shall consult with the commercialization partner (s) as to all decisions concerning recall or withdrawal of any Product from the market, including, but not limited to, determining whether or not to make any such recall or withdrawal, the timing and scope thereof, and the means of conducting any recall or withdrawal.

SECTION 5.6.  Performance by Affiliates.  Notwithstanding any other provision of this Agreement, any rights or obligations of the Parties hereunder may be exercised or fulfilled by any Affiliate.

ARTICLE VI

MANUFACTURING

SECTION 6.1.  Product Manufacturing.  Under the direction of the Steering Committee, IntelGenx will be responsible for manufacturing, provided, however, that IntelGenx shall consult with Cary in good faith.

SECTION 6.2.  Transfer of Technology.  IntelGenx shall use its reasonable best efforts to facilitate the manufacture of the Product by a third party designated by the joint venture, including by transferring any necessary or useful technical information and by making reasonably available applicable IntelGenx personnel.

ARTICLE VII

FINANCIAL PROVISIONS

SECTION 7.1.  Revenue Distributions.  The Steering Committee will establish provisions and procedures for collecting Net Revenues, paying direct expenses related to joint venture activities, holding reasonable reserves to cover anticipated expenses or liabilities relating to the joint venture, and distributing remaining Net Revenues to the Parties as described in Section 7.4.

SECTION 7.2.  Cost of Goods.  The cost of goods (the “Cost of Goods”) applicable to the Product in any given quarter shall be determined by the Steering Committee.

 To the extent that Product is manufactured by a third party, Cost of Goods shall be calculated by reference to and comprised of the cost of goods for total units of the Product comprising Net Sales in such quarter, based on the amounts actually invoiced by such third parties.

SECTION 7.3.  Joint Venture Checking Account.  A joint venture checking account will be established in the name of both Parties to handle disbursement of funds to cover development and other joint venture expenses.  Funds will be deposited into the checking account upon IntelGenx gaining funding for the project and will be an asset of the joint venture, for disbursement or distribution in accordance with this Agreement.  The Chief Financial Officer of IntelGenx will handle deposits and disbursements to and from the checking account under direction of the Steering Committee and in cooperation with the Chief Financial Officer of Cary. Checks over $10,000 in amount will require the written approval of an authorized officer of both parties. In the event that the Steering Committee elects to abandon the development of the Product before the full $2.0 million of the development budget is expended, the Steering Committee will cause the joint venture to pay all outstanding amounts due and the balance of any funds in the joint venture checking account will be paid over to IntelGenx.

SECTION 7.4.  Net Revenues Allocation.  Net Revenues, after the payment of direct expenses related to joint venture activities and the establishment of reasonable reserves as described in Section 7.1, shall be allocated and distributed to the parties as follows

To IntelGenx, 50%

To Cary, 50%

Each Party shall receive its share of Net Revenues within thirty (30) days after the end of each calendar quarter in which Net Sales of the Product have been made by the commercial partner.  A copy of the calculation of the amount due and payable to each Party shall accompany each Net Revenues payment. In the event that any portion of Net Revenues is in the form of securities or other property, the Steering Committee will determine the most efficient means of distributing such property to the Parties.

SECTION 7.5.  IntelGenx Funding. This agreement is contingent upon and will become effective when IntelGenx secures the required $2.0 million funding for the project.  In the event that IntelGenx does not secure the required $2.0 million funding within 45 days from the Effective Date, this Agreement will automatically terminate unless the parties agree in writing to extend the 45 day time period.

Should IntelGenx not secure the $2.0 million funding, all amounts expended by IntelGenx directly related to product development, up to the termination of this Agreement will be reimbursed to IntelGenx by Cary by the application of the rules as stated in the LOI signed on February 20th, 2007 between Cary and IntelGenx.  To further clarify, IntelGenx will receive a ten percent royalty of Cary’s Net Revenues.  In addition, the funds actually expended by IntelGenx in accordance with the Development Budget (as amended from time to time) will be reimbursed to IntelGenx or, at Cary’s option, such amounts may be converted into an IntelGenx Percentage, whereby IntelGenx would receive additional participation in Cary’s Net Revenues for the Product.

Shortly before the end of the 45 day time period, IntelGenx will provide Cary a status report regarding its financing progress and summarizing all amounts expended pursuant to the Development Budget.  The parties will meet or confer by teleconference after the delivery of such report to discuss such status and determine if an extension to the termination date is warranted.

SECTION 7.6.  Records and Audits.

SECTION 7.6.1.  Each Party shall have the right, at its own expense, to have an independent public accountant, reasonably acceptable to the other Party, audit the other Party’s financial books and records of account pertaining to Net Revenues and Cost of Goods.  All such audits shall be conducted not more than once per year, during normal business hours, and upon reasonable prior notice.  Notwithstanding the foregoing, in no event shall such Party have the right to audit any period previously audited or to audit any period ending more than two years prior to the date such audit is commenced.  Any amounts determined pursuant to any such audit to have been overpaid or underpaid shall promptly be refunded or paid as applicable.  In the event that any such audit reveals an underpayment to such Party of more than five percent (5%), the other Party shall reimburse such Party for the expense of such audit.  Notwithstanding the foregoing, in the event that the other Party disagrees with the conclusions of any such audit, the Parties shall submit such dispute to arbitration in accordance with Section 15.11 and no payment shall be made pursuant to this Section 7.6.1 pending the outcome of such arbitration.  As a condition to such audit, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to both Parties, to maintain in confidence all information obtained during the course of any such audit except for disclosure as necessary for the above purpose and all reasonable documents will be delivered to the auditor under these confidential terms.  Additionally no auditor may be employed on a contingency basis.

ARTICLE VIII

CONFIDENTIALITY

In consideration for and as a condition to the Parties furnishing to one another access to Confidential Information, the Parties agree as follows:

SECTION 8.1.  The Party receiving the other Party’s Confidential Information (the “Receiving Party”) acknowledges the confidential and proprietary nature of the Confidential Information, agrees to hold and keep the same as provided in this Agreement.

SECTION 8.2.  The Receiving Party agrees that the disclosure of Confidential Information will be made in confidence and that:

SECTION 8.2.1.  The Receiving Party agrees to keep Confidential Information as confidential and secret.

SECTION 8.2.2.  The Receiving Party agrees to restrict access to the Confidential Information to its and its Affiliates’ employees and representatives to whom such disclosure is necessary to further the purpose of this Agreement solely on a need-to-know basis and shall ensure that such Persons treat such Confidential Information in a manner consistent with the terms of this Article VIII.

SECTION 8.2.3.  The Receiving Party agrees to notify the Party disclosing any Confidential Information (the “Disclosing Party”) in writing of any misuse or misappropriation of the Confidential Information which may come to its attention.

SECTION 8.2.4.  The Receiving Party may disclose the Confidential Information to the extent such disclosure is required by law or by court, provided, however, the Receiving Party shall provide prompt written notice to the Disclosing Party of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy.  In the event that no such protective order or other remedy is obtained, the Receiving Party agrees to disclose only that portion of the Confidential Information that the Receiving Party is legally compelled or is otherwise required to disclose; provided, however, that the Receiving Party shall exercise all reasonable efforts to obtain confidential treatment for such Confidential Information.

SECTION 8.2.5.  The Receiving Party agrees to use the Confidential Information only in connection with the purpose of this Agreement.

SECTION 8.2.6.  Upon written request of the Disclosing Party or the termination of this Agreement, the Receiving Party shall, and shall cause its Affiliates to, at the Receiving Party’s discretion, promptly either destroy all Confidential Information and any and all photocopies, tapes or other forms of subject material transcribed by the Receiving Party or its Affiliates and notify the Disclosing Party of such destruction, or return all Confidential Information to the Disclosing Party, as the case may be; provided, however, that the Receiving Party shall have the right to retain one copy of any Confidential Information solely for the purpose of and to the extent necessary to comply with legal requirements.

SECTION 8.2.7.  The Receiving Party agrees that any and all Confidential Information disclosed to the Receiving Party or its Affiliates in preliminary discussions or agreements with the Disclosing Party prior to the execution and delivery of this Agreement shall be subject to all the terms and conditions of this Article VIII to the same extent and as fully as if this Agreement had been in full force and effect on the date such Confidential Information was obtained by the Receiving Party or its Affiliates, or their employees or representatives.

SECTION 8.2.8.  The Receiving Party agrees that the obligations of the Receiving Party set forth in this Article VIII are necessary and reasonable in order to protect the Disclosing Party and its business.

SECTION 8.3.  Anything to the contrary herein notwithstanding, the confidentiality obligations set forth in this Article VIII shall survive the expiration or termination of this Agreement for a period of seven (7) years following such expiration or termination.

ARTICLE IX

INTELLECTUAL PROPERTY

SECTION 9.1.  Ownership Generally.  Other than as provided in this Agreement, including Sections 5.1, 5.2, 5.3, and this Section 9.1, Cary shall not be granted any ownership or other rights in or to the IntelGenx Intellectual Property.  IntelGenx shall not be granted any ownership or other rights in or to any of Cary’s intellectual property, including any that is developed in connection with, or that may be related to or useful in respect of, the Product.  Subject to Section 9.2, any intellectual property rights developed, conceived or made during the course of the development activities hereunder shall be the sole property of the Party whose employees, consultants, agents, or representatives have so developed, conceived or made such intellectual property rights; provided, however, that any intellectual property rights developed, conceived or made by IntelGenx's employees, consultants, agents, or representatives in connection with its performance of its obligations hereunder shall be IntelGenx Intellectual Property Rights within the meaning hereof and shall be subject to the licenses granted in Sections 5.1 and 5.3.

SECTION 9.2.  Joint Inventions.  Any and all inventions developed, conceived or made jointly by the Parties (or their employees, agents, consultants, or representatives) in connection with the development activities performed hereunder (each a “Joint Invention”) shall in each case be jointly owned by the Parties.  If one (1) or more claims included in an issued patent or pending patent application which is filed in a patent office in the Territory claim a Joint Invention (“Joint Patents”), the Parties shall have joint ownership in such Joint Patents.  Each Party shall require its employees, agents, consultants, and representatives to disclose to it any Joint Inventions in writing promptly after conception or making, and each Party shall, subsequent to any such disclosures to it by its employees, agents, consultants, or representatives promptly disclose such inventions to the other Party.  Each Party shall ensure that each of its employees, agents, consultants, and representatives shall assign his/her interest in such invention(s) to his/her respective Party employer, as the case may be, and such rights shall therefore vest in the respective Party employer to whom the inventor assigns his/her rights.  The Parties hereby make any assignments to each other that are necessary to achieve the joint ownership of the Joint Inventions and Joint Patents and agree to execute such further documentation as may be reasonably requested by the other Party to confirm such joint ownership.  For the avoidance of doubt, IntelGenx’s interest in all Joint Inventions and Joint Patents shall be included within the definition of “IntelGenx Intellectual Property” hereunder and shall be subject to the licenses granted in Sections 5.1 and 5.3.

SECTION 9.2.1.  Inventorship.  The determination of who developed, conceived or made a discovery or invention (whether by either Party or jointly by the Parties) shall be made in accordance with United States patent law, with the understanding that an invention or discovery made by either Party or jointly by the Parties under this Agreement need not necessarily be an “invention” within the meaning of 35 U.S.C. Section 101 or be patentable under United States patent law.

SECTION 9.3.  Patent Prosecution and Maintenance.

SECTION 9.3.1.  IntelGenx shall be responsible for filing, prosecuting and maintaining in the Territory all of the patents and patent applications comprising the IntelGenx Intellectual Property, Joint Patents, and patent applications in respect of Joint Inventions from time to time.  For the sake of clarity, any patent right or patent application of which IntelGenx assumes or resumes prosecution and maintenance shall be included within the definition of “IntelGenx Intellectual Property” and shall remain subject to the terms of this Agreement, including Article V and this Article IX.

SECTION 9.3.2.  With respect to any patent or patent application as to which IntelGenx assumes responsibility for prosecution and maintenance, IntelGenx shall consult in good faith with Cary as to the conduct and strategy for prosecution.  In the event of disagreement between the Parties as to any point of prosecution strategy or conduct (including without limitation decisions as to claims to be submitted and arguments to be made to the patent office), IntelGenx shall make the final decision.

SECTION 9.3.3.  The Parties each agree to give the other all assistance (including the execution of all lawful powers of attorney and other papers and instruments, the making of all rightful oaths and declarations and the taking of all actions) as may be reasonably necessary in the preparation, filing, prosecution or maintenance of all patents, patent applications and filings contemplated under Section 9.3.1.

SECTION 9.3.4.  The activities and communications between Cary and IntelGenx pursuant to this Section 9.3 shall be consistent with the community of interest between the Parties as to filing, prosecution, and maintenance of patent applications and patents within the IntelGenx Intellectual Property, Joint Inventions, and Joint Patents.

SECTION 9.4.  Infringement Claims of Third Parties.  Each Party shall promptly notify the other Party upon learning of any allegation by a third party that the Product, the activities contemplated by this Agreement, or the use of the IntelGenx Intellectual Property, the Joint Patents, or Joint Inventions infringe, misappropriate, or otherwise violate a third party’s intellectual property rights (an “Infringement Allegation”).  IntelGenx shall, at its sole discretion, have the first right to assume sole control over defending any such Infringement Allegation using counsel of its choice.  IntelGenx shall keep Cary reasonably informed with respect thereto and disclose to Cary all material decisions issued by the courts in such matter.  Cary shall cooperate in all reasonable respects with IntelGenx to the extent requested by IntelGenx and shall execute any documents reasonably necessary to permit IntelGenx to defend any resulting suit, join IntelGenx to any related suit as may be necessary or advisable, and make available its employees and relevant records to assist in and to provide evidence for such suit.  IntelGenx shall have sole discretion with respect to any settlement or other resolution thereof; provided, however, that in the event that IntelGenx defends any Infringement Allegation, IntelGenx shall not settle or resolve such Infringement Allegation without the written consent of Cary, not to be unreasonably withheld or delayed.  Except as otherwise provided in Article XI, all expenses, costs, fees (including reasonable legal fees and expenses), damages, losses, and royalties or other amounts paid in settlement incurred in connection with the defense of an Infringement Allegation shall be shared equally by the Parties.  Any damages or other amounts recovered by IntelGenx in connection with any judgment in respect of, or settlement or other resolution of, any Infringement Claim shall be shared fifty percent (50%) by IntelGenx and fifty percent (50%) by Cary.

SECTION 9.5.  Enforcement of Intellectual Property Rights. Each Party shall promptly notify the other Party upon learning of any alleged or threatened infringement, misappropriation, or other violation by a third party of any of the IntelGenx Intellectual Property or any of the Joint Patents or Joint Inventions (any such infringement or other violation referred to herein as an “Infringement Claim”).  IntelGenx shall, at its sole discretion, have the first right to assume sole control over enforcing any such Infringement Claim using counsel of its choice.  IntelGenx shall keep Cary reasonably informed with respect thereto and disclose to Cary all material decisions issued by the courts in such matter.  Cary shall cooperate in all reasonable respects with IntelGenx to the extent requested by IntelGenx and shall execute any documents reasonably necessary to permit IntelGenx to prosecute any resulting suit, join IntelGenx in bringing any related suit as a plaintiff as necessary or advisable to maintain standing, and make available its employees and relevant records to assist in and to provide evidence for such suit.  IntelGenx shall have sole discretion with respect to any settlement or other resolution thereof; provided, however, that in the event that IntelGenx enforces any Infringement Claim, IntelGenx shall not settle or resolve such Infringement Claim without the written consent of Cary, not to be unreasonably withheld or delayed.  Except as otherwise provided in Article XI, all expenses, costs and fees (including reasonable legal fees and expenses) incurred in connection with any Infringement Claim shall be shared equally by the Parties.  Any damages or other amounts recovered by IntelGenx in connection with any judgment in respect of, or settlement or other resolution of, any Infringement Claim shall be shared fifty percent (50%) by IntelGenx and fifty percent (50%) by Cary.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

SECTION 10.1.  IntelGenx hereby represents and warrants to Cary as follows:

SECTION 10.1.1.  Organization.  IntelGenx is a corporation duly organized, validly existing and in good standing under the laws of Canada.

SECTION 10.1.2.  Power and Authority.  IntelGenx has the power and authority to enter into and be bound by the terms and conditions of this Agreement, to license the IntelGenx Intellectual Property to the joint venture, and to otherwise perform its obligations hereunder.

SECTION 10.1.3.  Binding Effect.  IntelGenx has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of IntelGenx and constitutes a legal, valid, binding obligation, enforceable against IntelGenx in accordance with its terms.

SECTION 10.1.4.  No Conflicts; Consents.  Neither the execution and delivery of this Agreement, or any other agreement or instrument contemplated hereby by IntelGenx, nor the performance by IntelGenx of its obligations hereunder or thereunder, will: (a) result in any violation of or constitute a breach of any of the terms or provisions of, result in the acceleration of any obligation under, or constitute a default under (i) the Articles of Incorporation or By-Laws of IntelGenx or (ii) any contract or any other obligation to which IntelGenx or any of its Affiliates is a party or to which any of them are subject or bound; (b) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or governmental body against, or affecting or binding upon, IntelGenx or any of its Affiliates; (c) constitute a violation by IntelGenx or any of its Affiliates of any applicable law or regulation of any jurisdiction as such law or regulation relates to IntelGenx or any of its Affiliates; or (d) require any consent, authorization, or approval of, or notice, declaration, filing or registration by IntelGenx to or with, any governmental authority or any other Person.

SECTION 10.1.5.  Intellectual Property.  IntelGenx is the sole legal and beneficial owner of the IntelGenx Technology and the IntelGenx Intellectual Property and can license the IntelGenx Technology and the IntelGenx Intellectual Property, as set forth in and as contemplated by this Agreement, without the consent of any third party and free of any lien, encumbrance, charge, security interest, mortgage, third party right of first refusal, or other third party interest or claim.  No third party has any ownership, license, right to practice, immunity from suit, option to license or acquire, or similar right, claim, or interest in, under, or to any of the IntelGenx Technology or the IntelGenx Intellectual Property, including without limitation any employee, agent, officer, director or stockholder of IntelGenx.  There are no pending or, to IntelGenx’s knowledge, threatened, judicial, administrative or arbitral actions, claims, suits or proceedings against IntelGenx or which IntelGenx is pursuing or intends to commence, relating to the Product, IntelGenx Technology, IntelGenx Intellectual Property or the license granted under this Agreement.  The IntelGenx Intellectual Property and all intellectual property rights in the IntelGenx Technology are valid and enforceable, and IntelGenx is not aware of, and has not received any communications regarding, any challenges to or of the validity or enforceability of any of the IntelGenx Intellectual Property or any intellectual property rights in the IntelGenx Technology.    To the best of IntelGenx’s knowledge, the exercise of the joint venture’s rights under the IntelGenx Technology and the IntelGenx Intellectual Property as contemplated in this Agreement and the performance of the activities and obligations contemplated by this Agreement (including without limitation the manufacture, use, sale, offer for sale or importation of the Product) will not infringe, misappropriate, misuse, or otherwise violate any intellectual property right of any third party.

SECTION 10.1.6.  Litigation.  There are no pending or, to IntelGenx’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings against IntelGenx relating to the activities contemplated by this Agreement or the Product, or that otherwise could reasonably be expected to adversely affect the Product or IntelGenx’s ability to perform its obligations under this Agreement.

SECTION 10.1.7.  Brokerage.  No broker, finder or similar agent has been employed by or on behalf of IntelGenx, and no Person with which IntelGenx has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

SECTION 10.1.8.  NO ADDITIONAL WARRANTIES.  EXCEPT AS SET FORTH IN THIS AGREEMENT, INTELGENX MAKES NO OTHER REPRESENTATIONS OR WARRANTIES EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

SECTION 10.2.  Cary hereby represents and warrants to IntelGenx as follows:

SECTION 10.2.1.  Organization.  Cary is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

SECTION 10.2.2.  Power and Authority.  Cary has the power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder.

SECTION 10.2.3.  Binding Effect.  Cary has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of Cary and constitutes a legal, valid, binding obligation, enforceable against Cary in accordance with its terms.

SECTION 10.2.4.  No Conflicts; Consents.  Neither the execution and delivery of this Agreement by Cary, or any other agreement or instrument contemplated hereby, by Cary, nor the performance by Cary of its obligations hereunder or thereunder, will:  (a) result in any violation of or constitute a breach of any of the terms or provisions of, result in the acceleration of any obligation under, or constitute a default under (i) the certificate of incorporation or by-laws or similar organizational documents of Cary or (ii) any contract or any other material obligation to which Cary is a party or to which it is subject or bound; (b) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or governmental body against, or affecting or binding upon, Cary; (c) constitute a violation by Cary of any applicable law or regulation of any jurisdiction as such law or regulation relates to Cary; or (d) require any consent, authorization, or approval of, or notice, declaration, filing or registration by Cary to or with, any governmental authority or any other Person.

SECTION 10.2.5.  Brokerage.  In connection with this Agreement or the transactions contemplated hereby, no broker, finder or similar agent has been employed by or on behalf of Cary and no Person with which Cary has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation.

SECTION 10.2.6.  NO ADDITIONAL WARRANTIES.  EXCEPT AS SET FORTH IN THIS AGREEMENT, CARY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE XI

INDEMNIFICATION

SECTION 11.1.  Cary Indemnification.  Cary shall indemnify IntelGenx and its officers, directors, employees and Affiliates (collectively, the “IntelGenx Parties”) against any and all losses, liabilities, damages, costs and expenses, including without limitation costs of investigation and reasonable attorneys’ fees and expenses (collectively, “Losses”), sustained by an IntelGenx Party and arising from

(i)  any breach of any representation or warranty made by Cary in this Agreement or any agreement, instrument or document delivered by Cary pursuant to the terms of this Agreement,

(ii)  any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Cary contained in this Agreement, or except, in each case, to the extent such Losses are caused by IntelGenx’s breach of this Agreement or the willful misconduct or negligence of IntelGenx.

SECTION 11.2.  IntelGenx Indemnification.  IntelGenx shall indemnify Cary and its officers, directors, employees and Affiliates (collectively, the “Cary Parties”) against any and all Losses sustained by any Cary Party and arising from

(i)  any breach of any representation or warranty made by IntelGenx in this Agreement or any agreement, instrument or document delivered by IntelGenx pursuant to the terms of this Agreement,

(ii)  any failure to perform duly and punctually any covenant, agreement or undertaking on the part of IntelGenx contained in this Agreement,

(iii)  the infringement by the Product, the activities contemplated hereby, or the IntelGenx Intellectual Property of any patent, copyright, trade secret or other intellectual property right of any third party, or

(iv)  any death of, or bodily injury to, any person on account of the ingestion or use of any Product to the extent that such death or injury is attributable to or arises out of clinical studies or development work conducted by IntelGenx or its designee(s) or Product manufactured by IntelGenx or at its direction, except, in each case, to the extent such Losses are caused by Cary’s breach of this Agreement or the willful misconduct or negligence of Cary.

SECTION 11.3.  Indemnification Procedures.  Promptly after receipt by a Party of notice of any claim which could give rise to a right to indemnification pursuant to Section 11.1 or 11.2, such Party (the “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) written notice describing the claim in reasonable detail.  The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim.  Except as otherwise set forth in Section 9.4, the Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnified Party.  If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly (and in any event not less than ten (10) days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability.  All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party.  If the Indemnifying Party elects not to compromise or defend the asserted liability or fails to notify the Indemnified Party of its election to compromise or defend as herein provided, then the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder.  Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.  Anything to the contrary notwithstanding, regardless of which Party controls the defense of an asserted liability, the other Party shall have the right, at its own expense, to participate in (but not control) such defense.  If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party copies of any books, records or other documents within its control that are reasonably necessary for such defense.  Notwithstanding anything to the contrary in this Section 11.3, the Party conducting the defense of a claim shall keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim).  To the extent desirable and appropriate in connection with the defense of any liability described in this Section 11.3, the Parties shall enter into a joint defense and privilege agreement in customary form.

SECTION 11.4.  Indemnification Payment.  Upon the determination of liability and the amount of the indemnification payment under this Article XI, the appropriate Party shall pay to the other, as the case may be, within ten (10) business days after such determination, the amount of any claim for indemnification made hereunder.

SECTION 11.5.  Effect of Investigation.  The Parties agree and acknowledge that the representations, warranties, indemnification obligations and other covenants contained in this Agreement constitute a bargained-for allocation of risk among the Parties.  Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of a Party or any of its Affiliates or representatives shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, the other Party made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the Party conducting such due diligence review, audit or other investigation or inquiry, or any of its respective Affiliates or representatives.

ARTICLE XII

LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS SUBJECT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES CONSTITUTING LOST PROFITS SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

ARTICLE XIII

TERM AND TERMINATION

SECTION 13.1.  Term.  Unless earlier terminated pursuant to this Article XIII or Section 7.5 , the term of this Agreement shall continue in force and effect from the Effective Date until the later of (i) the date that is fifteen (15) years of the effective date of this Agreement and (ii) the date of expiration of the last to expire of the patents relating to the Product.

SECTION 13.2.  Early Termination.

SECTION 13.2.1.  Subject to this Section 13.2.1, either Party may terminate this Agreement if the other Party is in breach of any material term of this Agreement.  If a Party seeks to so terminate this Agreement based on the other Party’s breach, such Party shall give the other Party written notice thereof setting forth in reasonable detail the default(s) which would form the basis for such termination.  If the defaulting Party fails to correct such default(s) within ninety (90) days after receipt of such notice, then, at the defaulting Party’s option, the asserted breach shall be submitted to arbitration in accordance with Section 15.11.  If the asserted breach is confirmed by such arbitration panel or if the defaulting Party elects not to proceed with arbitration, then the other Party shall have the right to terminate this Agreement immediately upon notice to the defaulting Party.  This Section 13.2.1 shall not be exclusive and shall not be in lieu of any other remedies available to a Party hereto for any default hereunder on the part of the other Party.

SECTION 13.2.2.  If either Party (i) makes a general assignment for the benefit of creditors; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then the other Party may by written notice terminate this Agreement in its entirety with immediate effect.

SECTION 13.3.Effect of Termination.

SECTION 13.3.1.  Upon the termination of this Agreement by a non-breaching Party pursuant to Section 13.2.1 or a Party entitled to terminate under Section 13.2.2, the license and rights granted pursuant to Sections 5.1 (if Cary is the Party entitled to terminate under Section 13.2.1 or 13.2.2) or Section 5.2  (if IntelGenx is the Party entitled to terminate under Section 13.2.1 or 13.2.2) shall become irrevocable, fully-paid, royalty-free and non-assessable until the later of (i) the fifteenth (15th) anniversary of the Effective Date and (ii) the date of expiration of the last to expire of the patents relating to the Product. In such event, the Party holding such license shall (i) pay to the other Party (or to the successor, trustee in bankruptcy, or other person or entity legally entitled to receive value on behalf of a Party, subject to the requirements of the next sentence) the share of Net Revenues described in Section 7.4, and (ii) comply with the provisions of Section 7.4 and Section 7.6.  The Party holding such license will make a payment, deliver a report or otherwise grant a right or privilege under this Agreement to the other Party’s successor, trustee in bankruptcy or other person or entity only upon receipt by the Party holding such license of (a) documentary evidence (such as a court order, binding agreement or other instrument) satisfactory to legal counsel for the Party holding such license that the substitute person is entitled to such payment, report, right or privilege, and (b) an indemnity agreement from such substitute person in form and substance satisfactory to legal counsel for the Party holding such license pursuant to which such substitute person will agree to indemnify and hold harmless the Party holding such license from claims made by any other party relating to any payment, report, right or privilege made, given or granted to such substitute person.

SECTION 13.4. Survival.  Articles 8, 11, 12 and 15 and Sections 4.1, 5.5, 7.4, 9.1, 9.2, 13.3, and 13.4 shall survive any expiration or termination of this Agreement.  In addition, unless otherwise expressly set forth herein, no expiration or termination of this Agreement shall have any affect on any payment, right or obligation, representation or warranty under this Agreement accruing or arising prior to such expiration or termination.

ARTICLE XIV

INSURANCE

Each Party shall obtain and maintain at all times during the term of this Agreement, prudent comprehensive general liability coverage appropriate to the level of risk of its activities with reputable and financially secure insurance carriers to cover its potential liabilities associated with its activities related to this Agreement.

ARTICLE XV

MISCELLANEOUS

SECTION 15.1.  Interpretation.  Unless the context of this Agreement otherwise requires, (i) the terms “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation” unless otherwise indicated; (ii) words using the singular or plural number also include the other; (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement, and (v) words of any gender include each other gender.  Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 15.2.  Independent Contractor Status.  It is understood and agreed that the Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent of the other Party for any purpose whatsoever, and neither Party shall have any authority to enter into any contracts or assume any obligations for the other Party nor make any warranties or representations on behalf of that other Party.

SECTION 15.3.  Waiver.  The waiver by either Party of a breach of any provisions contained herein may only be pursuant to written instrument, signed by the waiving Party, and any such waiver shall in no way be construed as a waiver of any succeeding breach of such provision or the general waiver of the provision itself.

SECTION 15.4.  Successors; Assignment.  This Agreement shall be binding upon and inure to the benefit of each Party’s respective successors and permitted assigns.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided, however, that either Party may assign this Agreement without the other Party’s consent, to any Affiliate of such Party or any entity which acquires substantially all of such Party’s assets or business to which this Agreement relates; provided that in any case the assignee of IntelGenx’s rights and obligations hereunder shall own or control the IntelGenx Intellectual Property and any other rights or interests necessary to meet IntelGenx’s obligations hereunder.  In the event a Party assigns this Agreement, in whole or in part, to any Person without the other Party’s consent in accordance with this Section 15.4, such assigning Party shall promptly notify the other Party in writing of such assignment.

SECTION 15.5.  Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same, including, without limitation, the Prior Agreement and any Memorandum of Understanding, letter of intent, or other document relating to the subject matter of this Agreement.  This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.  Furthermore, it is the intention of the Parties that this Agreement is controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both Parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both Parties to be an amendment or waiver of any provision of this Agreement.

SECTION 15.6.  Severability.  If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

SECTION 15.7.  Further Assurances.  Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

SECTION 15.8.  Publicity.  Each of the Parties agrees that no publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance written consent of the other, except as such release or announcement may be required by law or the rules or regulations of any securities exchange on which a Party’s or its Affiliate’s securities may be traded, in which case the Party making the release or announcement shall, before making any such release or announcement, afford the other Party a reasonable opportunity to review and comment upon such release or announcement.

SECTION 15.9.  Notice and Reports.  All notices, consents or approvals required by this Agreement shall be in writing sent by certified or registered air mail, postage prepaid, by reputable overnight courier, or by confirmed facsimile to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties in accordance with this Section 15.9:

To IntelGenx:

IntelGenx Corp.
6425 Abrams
Ville Saint-Laurent
Quebec H4S 1X9 Canada
Attention:  Horst Zerbe
Facsimile:  (514) 331-0436

To Cary:

Cary Pharmaceuticals Inc.
9903 Windy Hollow Road
Great Falls, Virginia 22066
Attention:  Douglas Cary
Facsimile: (703) 759-6492

Notices shall be deemed effective on the date of receipt if sent by mail, and on the date of transmission if sent by confirmed facsimile.

SECTION 15.10.  Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

SECTION 15.11.  Dispute Resolution.

SECTION 15.11.1.  Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration in Delaware, pursuant to the rules of the American Arbitration Association.  Any award rendered shall be final and conclusive upon the Parties and a judgment thereon may be entered in a court having competent jurisdiction.  Each of the Parties shall bear its own costs and expenses, including attorney’s fees incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section.  Except where clearly prevented by the area in dispute, both Parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.  Arbitration shall not prevent any Party from seeking injunctive relief where such remedy is an appropriate form of remedy under the circumstances.  Any dispute, controversy or claim relating to: (i) the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Product; (ii) the scope, validity, enforceability or infringement of any trademark rights relating to any Product; or (iii) any Party’s potential breach of its confidentiality obligations under this Agreement shall be submitted to a court of competent jurisdiction in the territory in which such patent or trademark rights were granted or arose.

SECTION 15.12.  Force Majeure  Except as otherwise provided in this Agreement, a Party shall not be liable for nonperformance or delay in performance (other than obligations regarding confidentiality) caused by any event reasonably beyond the control of such Party including, but not limited to, wars, acts of terrorism, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

SECTION 15.13.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Joint Venture Agreement to be effective as of the Effective Date.